PUBLIC STORAGE, INC.
                    EXHIBIT 12 - STATEMENT RE: COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES



                                                                        For the Year Ended December 31,
                                                      2005           2004            2003           2002            2001
                                                   ------------   -----------    ------------    ------------   -----------
                                                                            (Amounts in thousands)
Net income...................................       $ 456,393      $ 366,213      $ 336,653       $ 318,738      $ 324,208
   Add: Minority interest in income..........          32,651         49,913         43,703          44,087         46,015
   Less: Minority interest in income which do
     not have fixed charges..................         (15,161)       (17,099)       (13,610)        (14,307)       (11,243)
   Less: Equity in earnings of investments...         (24,883)       (22,564)       (24,966)        (29,888)       (38,542)
   Add: Cash distributions from investments..          23,112         20,961         17,754          19,496         24,124
   Less: Impact of discontinued operations...          (6,377)           901         (3,920)         11,808          1,632
                                                   ------------   -----------    ------------    ------------   -----------
Adjusted net income..........................         465,735        398,325        355,614         349,934        346,194
   Interest expense..........................           8,216            760          1,121           3,809          3,227
                                                   ------------   -----------    ------------    ------------   -----------
Total earnings available to cover fixed charges     $ 473,951      $ 399,085      $ 356,735       $ 353,743      $ 349,421
                                                   ============   ===========    ============    ============   ===========
Total fixed charges - interest expense (a)...       $  11,036      $   4,377      $   7,131       $  10,322      $  12,219
                                                   ============   ===========    ============    ============   ===========
Cumulative preferred stock dividends.........       $ 173,017      $ 157,925      $ 146,196       $ 148,926      $ 117,979
Preferred partnership unit distributions.....          16,147         30,423         26,906          26,906         31,737
Allocations pursuant to EITF Topic D-42......           8,412         10,787          7,120           6,888         14,835
                                                   ------------   -----------    ------------    ------------   -----------
Total preferred distributions................       $ 197,576      $ 199,135      $ 180,222       $ 182,720      $ 164,551
                                                   ============   ===========    ============    ============   ===========
Total combined fixed charges and preferred
  stock distributions........................       $ 208,612      $ 203,512      $ 187,353       $ 193,042      $ 176,770
                                                   ============   ===========    ============    ============   ===========
Ratio of earnings to fixed charges...........          42.95x         91.18x         50.03x          34.27x         28.60x
                                                   ============   ===========    ============    ============   ===========
Ratio of earnings to combined fixed charges..           2.27x          1.96x          1.90x           1.83x          1.98x
                                                   ============   ===========    ============    ============   ===========

Supplemental disclosure of Ratio of Earnings before
---------------------------------------------------
Interest, Taxes, Depreciation and Amortization
----------------------------------------------
("EBITDA") to fixed charges:
----------------------------

Net Income...................................       $ 456,393      $ 366,213      $ 336,653       $ 318,738      $ 324,208
Add - Depreciation and amortization (including
discontinued operations).....................         196,485        184,345        188,003         181,648        168,061
Less - Depreciation allocated to minority              (3,403)        (6,046)        (6,328)         (8,087)        (7,847)
interests....................................
Add - Depreciation included in equity in
  earnings of real estate entities...........          35,425         33,720         27,753          27,078         25,096
Add - Minority interest - preferred .........          17,021         32,486         26,906          26,906         31,737
Add - Interest expense ......................           8,216            760          1,121           3,809          3,227
                                                   ------------   -----------    ------------    ------------   -----------
EBITDA available to cover fixed charges (b)..       $ 710,137      $ 611,478      $ 574,108       $ 550,092      $ 544,482
                                                   ============   ===========    ============    ============   ===========
Total fixed charges - interest expense (a)...       $  11,036      $   4,377      $   7,131       $  10,322      $  12,219
                                                   ============   ===========    ============    ============   ===========
Preferred stock dividends....................       $ 173,017      $ 157,925       $146,196        $148,926      $ 117,979
Preferred partnership unit distributions.....          16,147         30,423         26,906          26,906         31,737
   Allocations pursuant to EITF Topic D-42...           8,412         10,787          7,120           6,888         14,835
                                                   ------------   -----------    ------------    ------------   -----------
Total preferred distributions................       $ 197,576      $ 199,135      $ 180,222       $ 182,720      $ 164,551
                                                   ============   ===========    ============    ============   ===========
Total combined fixed charges and preferred
  stock distributions........................       $ 208,612      $ 203,512      $ 187,353       $ 193,042      $ 176,770
                                                   ============   ===========    ============    ============   ===========
Ratio of EBITDA to fixed charges.............          64.35x        139.70x         80.51x          53.29x         44.56x
                                                   ============   ===========    ============    ============   ===========
Ratio of EBITDA to combined fixed charges and
  preferred stock distributions..............           3.40x          3.00x          3.06x           2.85x          3.08x
                                                   ============   ===========    ============    ============   ===========



(a) "Total fixed charges - interest expense" includes interest expense plus capitalized interest.

(b) EBITDA represents earnings prior to interest, taxes, depreciation, amortization, gains on sale of real estate assets and the impact of the application of EITF Topic D-42. This supplemental disclosure of EBITDA is included because we believe that coverage ratios computed on a pre-depreciation basis are a useful measure of our liquidity and financial analysts and other members of the investment community consider coverage ratios for real estate companies on a pre-depreciation basis. EBITDA should not be used as an alternative to net income or cash flow from operations in evaluating our liquidity or operating results.

                                   Exhibit 12